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                                  United States
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     Form 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUPENSION OF DUTY TO FILE REPORTS UNDER
           SECTIONS 13 AND 15 OF THE SECURITES EXCHANGE ACT OF 1934.

                         Commission File Number: 0-20735

                                  Webhire, Inc.
             (Exact name of registrant as specified in its charter)

                               91 Hartwell Avenue
                              Lexington, MA, 02421
                                 (781) 869-5000

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          Common Stock, par value $0.01
            (Title of each class of securities covered by this Form)


                                      None
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

[X]  Rule 12g-4(a)(1)(i)                [X]  Rule 12h-3(b)(1)(i)
[_]  Rule 12g-4(a)(1)(ii)               [_]  Rule 12h-3(b)(1)(ii)
[_]  Rule 12g-4(a)(2)(i)                [_]  Rule 12h-3(b)(2)(i)
[_]  Rule 12g-4(a)(2)(ii)               [_]  Rule 12h-3(b)(2)(ii)
                                        [_]  Rule 15d-6


Approximate number of holders of record as of the certification or notice date: 155

Pursuant to the requirements of the Securities Exchange Act of 1934 Webhire, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  December 23, 2002           By: /s/ Martin J. Fahey
                                       -----------------------
                                       Martin J. Fahey
                                       President and Chief Executive Officer